                                                                    Exhibit 12.1


                             HOMESIDE LENDING, INC.
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the fiscal years ended September 2000 and 1999, the period from February 11, 1998 to September 30, 1998 and the predecessor periods March 1, 1997 to February 10, 1998 and March 16, 1996 to February 28, 1997.
The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.



                                For the fiscal       For the fiscal      For the period       For the period      For the period
                                  year ended           year ended     February 11, 1998 to   March 1, 1997 to    March 16, 1996 to
                              September 30, 2000   September 30, 1999  September 30, 1998    February 10, 1998   February 28, 1997
                              ------------------   ------------------ --------------------   -----------------   -----------------

Earnings before income
  taxes                            $ 98,135             $131,378             $ 80,410             $137,252             $ 92,969
                                   --------             --------             --------             --------             --------

Interest expense                    158,949              122,481               62,963               82,510               68,255

Interest portion of
  rental expense                      3,253                2,955                1,320                1,387                1,550
                                   --------             --------             --------             --------             --------

Fixed charges                       162,202              125,436               64,283               83,897               69,805
                                   --------             --------             --------             --------             --------

Earnings before fixed
  charges                           260,337              256,814              144,693              221,149              162,774
                                   --------             --------             --------             --------             --------

FIXED CHARGES:

Interest expense                    158,949              122,481               62,963               82,510               68,255

Interest portion of
  rental expense                      3,253                3,253                1,320                1,387                1,550
                                   --------             --------             --------             --------             --------

Fixed charges                      $162,202             $125,734             $ 64,283             $ 83,897             $ 69,805
                                   --------             --------             --------             --------             --------

                                   --------             --------             --------             --------             --------
Ratio of earnings to
  fixed charges                        1.61                 2.04                 2.25                 2.64                 2.33
                                   ========             ========             ========             ========             ========